Exhibit 99
PRESS RELEASE

Contacts:

Martin O'Grady	Amy Brandt
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
Tel: +44 20 3117 1333	Tel: +1 212 764 8210
E: martin.ogrady@belmond.com	E: amy.brandt@belmond.com

FOR IMMEDIATE RELEASE
February 24, 2016

BELMOND LTD. REPORTS FOURTH QUARTER AND FULL YEAR 2015 RESULTS

Fourth Quarter 2015 Highlights

▪	On a constant currency basis:

▪	Same store revenue per available room (“RevPAR”) for the fourth quarter up 11% over the prior-year quarter

▪	Total revenue for the fourth quarter up $10.5 million or 9% over the prior-year quarter

▪	Total adjusted EBITDA for the fourth quarter up $2.3 million or 11% over the prior-year quarter

▪	Using actual U.S. dollars, total adjusted EBITDA of $22.5 million for the fourth quarter, up 4% over $21.6 million for the prior-year quarter

Full Year 2015 Highlights

▪	On a constant currency basis:

▪	Same store RevPAR for the full year up 11% over the prior year

▪	Total revenue for the full year up $39.4 million or 8% over the prior year

▪	Total adjusted EBITDA for the full year up $19.7 million or 20% over the prior year

▪	Using actual U.S. dollars, total adjusted EBITDA of $119.5 million for the full year, up 2% over $117.7 million for the prior year

▪	Acted on process of board renewal, welcoming Ian Livingston and Gail Rebuck to the Company's board of directors

▪	Executed strategic disposal of Hotel Ritz Madrid in May 2015 for gross joint venture proceeds of $144.5 million, generating net proceeds to the Company of $43.7 million

•	Announced $75.0 million share repurchase program in March 2015; repurchased approximately $38.0 million through December 31, 2015

•
Significantly improved existing assets through EBITDA-enhancing re-investments, including the completion of the three-year, phased rooms renovation at Belmond Charleston Place, South Carolina; the full renovation of the Belmond Eagle Island safari lodge in Botswana; and the addition of a new group function facility at Belmond Villa San Michele, Florence, Italy

HAMILTON, BERMUDA - February 24, 2016. Belmond Ltd. (NYSE: BEL) (the “Company”), owners, part-owners or managers of 46 luxury hotel, restaurant, tourist train and river cruise properties operating in 23 countries, today announced its results for the fourth quarter and full year ended December 31, 2015.

Roeland Vos, president and chief executive officer, remarked: “We are encouraged by our performance in 2015, which exceeded our original guidance despite challenging macroeconomic conditions in several regions. We delivered strong results for the fourth quarter and full year, reporting constant currency adjusted EBITDA growth of 20% for the full year 2015 and establishing a solid financial base for 2016.

"2015 was also a year of important strategic progress and transition for Belmond. We sold our 50% equity interest in Hotel Ritz Madrid, increased our capital allocation optionality with the board's approval of our first share repurchase program, continued to invest in EBITDA-enhancing projects at our existing assets, further strengthened our board of directors, and attracted highly talented industry experts to senior management positions. With a solid foundation and a persistent focus on our strategic plan, I believe that we are now, more than ever, in an excellent position to deliver meaningful growth. To achieve this growth, we are working diligently on driving top- and bottom-line growth at our existing businesses, stepping up our efforts to continue to build brand awareness, and positioning the Company for footprint expansion. With a cohesive management team that is highly focused on these three key areas, I strongly believe we will be successful in delivering near-term results while at the same time driving long-term shareholder value.

"Looking to the year ahead, we are seeing healthy early demand — albeit on relatively low volume at this point in the year, but we remain conscious of global economic uncertainties. We are establishing same store, constant currency RevPAR guidance for the full year 2016 of between 3% and 7%."

Fourth Quarter 2015 Operating Results

Total revenue for the fourth quarter of 2015 was $126.4 million, down $0.5 million from $126.9 million for the fourth quarter of 2014 primarily due to year-over-year currency depreciation. In constant currency, total revenue for the fourth quarter of 2015 increased $10.5 million or 9% over the fourth quarter of 2014.

Same store RevPAR for owned hotels for the fourth quarter of 2015 increased 11% over the prior-year quarter on a constant currency basis as a result of a 6% increase in average daily rate ("ADR") and a 3 percentage point increase in occupancy.

Total adjusted EBITDA for the fourth quarter of 2015 was $22.5 million, a $0.9 million or 4% increase over total adjusted EBITDA of $21.6 million for the fourth quarter of 2014. In constant currency, total adjusted EBITDA for the fourth quarter of 2015 increased $2.3 million or 11%.

Adjusted net earnings from continuing operations for the fourth quarter of 2015 were $2.8 million ($0.03 per common share), a $2.0 million or 42% decrease from $4.8 million ($0.05 per common share) for the fourth quarter of 2014.

Reported net earnings attributable to Belmond Ltd. for the fourth quarter of 2015 were $0.4 million ($0.00 per common share), a $2.5 million increase from reported net losses attributable to Belmond Ltd. of $2.1 million ($(0.02) per common share) for the fourth quarter of 2014.

Full Year 2015 Operating Results

Total revenue for the full year 2015 was $561.9 million, down $32.6 million or 5% from $594.5 million for the full year 2014 primarily due to year-over-year currency depreciation. In constant currency, total revenue for the full year 2015 increased $39.4 million or 8% over the prior year.

Same store RevPAR for owned hotels for the full year 2015 increased 11% over the prior year on a constant currency basis as a result of an 8% increase in ADR and a 2 percentage point increase in occupancy.

Total adjusted EBITDA for the full year 2015 was $119.5 million, a $1.8 million or 2% increase over total adjusted EBITDA of $117.7 million for the full year 2014. In constant currency, total adjusted EBITDA for the full year 2015 increased $19.7 million or 20%.

Adjusted net earnings from continuing operations for the full year 2015 were $18.3 million ($0.18 per common share), a $0.2 million or 1% decrease from $18.5 million ($0.18 per common share) for the full year 2014.

Reported net earnings attributable to Belmond Ltd. for the full year 2015 were $16.3 million ($0.16 per common share), an $18.2 million increase from reported net losses attributable to Belmond Ltd. of $1.9 million ($(0.02) per common share) for the full year 2014.

Recent Company Highlights

•
Completes final phase of rooms renovations at Belmond Charleston Place — On December 30, 2015, Belmond Charleston Place re-introduced into operations the last of the rooms renovated under the Company's three-year rooms renovation project. The project commenced in August 2013 and included all 434 of the hotel's keys, with the works done in phases to minimize the disruption to operations.

•
Obtains Michelin star for Oro restaurant at Belmond Hotel Cipriani in Venice, Italy — Oro, overseen by executive chef Davide Bisetto, was awarded its first Michelin star in December 2015, less than two years after the restaurant opened. Belmond Hotel Cipriani is the third hotel in Belmond’s collection to have been awarded a coveted Michelin star: Belmond Le Manoir aux Quat’Saisons has retained its two stars for 32 years and MEE at Belmond Copacabana Palace in Rio de Janeiro, Brazil became one of the first restaurants in South America to receive the accolade in April 2015.

Fourth Quarter 2015 Business Unit Results

Owned hotels:

Europe:
For the fourth quarter of 2015, revenue from owned hotels was $27.1 million, an increase of $1.5 million or 6% from $25.6 million for the fourth quarter of 2014. In constant currency, revenue for the region for the fourth quarter of 2015 increased $2.8 million or 11% over the prior-year quarter primarily due to revenue growth of $1.1 million or 32% at Belmond Grand Hotel Europe, St. Petersburg, Russia largely as a result of increased group business, and revenue growth of $0.7 million or 21% at Belmond Reid's Palace, Madeira, Portugal largely due to increased demand for the destination, which translated into a 19% increase in room nights sold.

In constant currency, same store RevPAR for owned hotels in the region increased 16% over the prior-year quarter due to an 8 percentage point increase in occupancy and ADR that was consistent with the prior-year quarter.

EBITDA for the region for the quarter was $2.4 million, an increase of $2.9 million from an EBITDA loss of $0.5 million for the fourth quarter of 2014. In constant currency, EBITDA for the region for the fourth quarter of 2015 increased $1.6 million over the prior-year quarter mainly due to EBITDA growth of $0.4 million at Belmond Grand Hotel Europe and $0.4 million or 75% at Belmond Reid's Palace.

North America:
Revenue from owned hotels for the fourth quarter of 2015 was $38.2 million, down $0.5 million or 1% from $38.7 million for the fourth quarter of 2014. This decrease was largely the result of a $1.3 million or 7% year-over-year revenue decline at Belmond Charleston Place primarily due to the impact of Hurricane Joaquin in early October 2015, which caused severe flooding in Charleston and impacted the hotel's business both during and in the weeks following the storm but did not cause physical damage to the hotel. This decrease was partially offset by revenue growth of $0.7 million or 16% at Belmond El Encanto, Santa Barbara, California largely due to continued efforts to stimulate group demand, which translated into an increase in group room nights sold and a related increase in banqueting revenue.

In constant currency, same store RevPAR for owned hotels in the region was down 5% from the prior-year quarter due to a 3 percentage point decrease in occupancy and a 1% decrease in ADR.

EBITDA for the region for the quarter was $8.4 million, up $0.3 million or 4% from $8.1 million for the fourth quarter of 2014. Year-over-year growth for the quarter was primarily the result of a $0.5 million EBITDA increase at Belmond El Encanto largely as a result of increased revenue and a heightened focus on retention.

Rest of world:
Revenue from owned hotels for the fourth quarter of 2015 was $37.6 million, a decrease of $2.0 million or 5% from $39.6 million for the fourth quarter of 2014 primarily due to year-over-year currency depreciation. In constant currency, revenue for the fourth quarter of 2015 increased $7.5 million or 23% over the prior-year quarter principally as a result of revenue growth of $3.4 million or 26% at Belmond Copacabana Palace, revenue growth of $2.2 million or 49% at Belmond Hotel das Cataratas, Iguassu Falls, Brazil and revenue growth of $1.5 million or 34% at Belmond Mount Nelson Hotel, Cape Town, South Africa. Year-over-year revenue growth was mainly driven by 35% RevPAR growth at Belmond Copacabana Palace due to increased occupancy, largely from groups, and a higher ADR from transient guests; RevPAR growth of 56% at Belmond Hotel das Cataratas; and RevPAR growth of 37% at Belmond Mount Nelson Hotel partially due to the Company's recent investments in rooms and banqueting facilities.

In constant currency, same store RevPAR for owned hotels in the region was up 25% over the prior-year quarter due to a 17% increase in ADR and 4 percentage point increase in occupancy.

EBITDA for the region for the quarter of $12.7 million increased $1.1 million or 9% over EBITDA of $11.6 million for the prior-year quarter. In constant currency, EBITDA for the region increased $3.7 million or 39% over the prior-year quarter largely due to EBITDA growth of $1.6 million at Belmond Mount Nelson Hotel, $0.9 million at Belmond Hotel das Cataratas and $0.8 million or 17% at Belmond Copacabana Palace.

Part-owned / managed hotels:
EBITDA for the fourth quarter of 2015 of $2.1 million increased $0.4 million or 24% over EBITDA of $1.7 million for the fourth quarter of 2014 largely as a result of a $0.8 million or 46% increase in EBITDA recognized for the Company's Peru hotels joint venture largely as a result of improved performance for the joint venture's two hotels in Cusco.

Owned trains & cruises:
Revenue for the fourth quarter of 2015 was $16.4 million, down $0.4 million or 2% from $16.8 million for the fourth quarter of 2014. In constant currency, revenue decreased $0.2 million or 1% primarily as a result of a combined $1.5 million or 29% revenue decline for Belmond Road to Mandalay and Belmond Orcaella, the Company's two river cruise ships in Myanmar, largely as a result of increased competition. This decrease was partially offset by a $0.5 million revenue increase from the Company's trains & cruises tour operator business and a combined $0.4 million or 15% revenue increase for Belmond Royal Scotsman and Belmond Northern Belle.

EBITDA for the quarter was $2.5 million, a $0.6 million or 19% decrease from EBITDA of $3.1 million for the fourth quarter of 2014. In constant currency, EBITDA decreased $0.5 million or 18% largely due to a combined $0.9 million or 41% decrease in EBITDA for the Company's two river cruise ships in Myanmar.

Part-owned / managed trains:
EBITDA for the fourth quarter of 2015 of $4.7 million increased $0.3 million or 7% over EBITDA of $4.4 million for the fourth quarter of 2014 primarily as a result of a $0.5 million or 12% increase in EBITDA recognized for the Company’s PeruRail joint venture largely due to an increase in the amount of freight moved by the joint venture.

Central costs:
For the fourth quarter of 2015, central overheads of $6.5 million were $0.5 million higher than central overheads of $6.0 million for the prior-year quarter primarily due to higher legal and professional fees.

The Company also incurred $1.9 million of non-cash share-based compensation expense for the current-year quarter, a $0.4 million reduction in expense from the $2.3 million incurred for the fourth quarter of 2014.

Investments

The Company continued its strategy of disciplined re-investment in core assets and projects with attractive forecasted returns. During the fourth quarter of 2015, the Company invested a total of $13.8 million in its portfolio, including $2.8 million on the Belmond Grand Hibernian luxury sleeper train, which is scheduled to commence operations in Ireland in August 2016; $2.1 million at Belmond Charleston Place largely for the hotel’s rooms renovation project; $1.5 million at Belmond Safaris in Botswana primarily for the renovation of Belmond Eagle Island Lodge; and $1.1 million on the Venice Simplon-Orient-Express mainly for statutory maintenance works.

Share Repurchases

In the fourth quarter of 2015, the Company repurchased approximately 1.0 million of the Company's class A common shares at a total cost of approximately $10.3 million. For the full year 2015, the Company repurchased approximately

3.3 million shares at a total cost of approximately $38.0 million. As of December 31, 2015, approximately $37.0 million remained outstanding under the Company's share repurchase authorization.

Balance Sheet

At December 31, 2015, the Company had total debt of $582.8 million and cash balances of $138.9 million, resulting in total net debt of $443.9 million and a ratio of net debt to trailing twelve-months total adjusted EBITDA of 3.7 times.

Outlook

The Company is providing the following RevPAR and other guidance for the first quarter and full year 2016:

	First Quarter 2016	Full Year 2016

Same store worldwide owned hotel RevPAR growth guidance (1)

On a constant currency basis	3% - 7%	3% - 7%
In U.S. dollars	(9)% - (5)%	(4)% - 0%

Statement of operations guidance ($ millions)

Central overheads	$6.5 - $7.5	$24.8 - $28.8
Share-based compensation	$2.0 - $3.0	$7.2 - $11.2
Central marketing costs	$0.6 - $1.6	$2.3 - $6.3
Depreciation & amortization	$12.6 - $13.6	$49.2 - $53.2
Interest	$6.8 - $7.8	$27.3 - $31.3
Tax (benefit) / expense	$(5.2) - $(4.2)	$24.2 - $28.2

Cash flow guidance ($ millions)

Cash interest expense	$5.9 - $6.9	$26.1 - $30.1
Cash taxes	$5.3 - $6.3	$21.0 - $25.0
Scheduled loan repayments	$0.8 - $1.8	$3.3 - $7.3

(1) Projected same store RevPAR growth for the first quarter ending March 31, 2016 excludes the operations of Belmond Eagle Island Lodge. Projected same store RevPAR growth for the full year ending December 31, 2016 excludes the operations of Belmond Eagle Island Lodge and Belmond La Residence d'Angkor, Siem Reap, Cambodia.

* * * * * * * *

BELMOND LTD.
SUMMARY OF OPERATING RESULTS
(Unaudited)

$ millions – except per share amounts	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014

Revenue and earnings from unconsolidated companies

Owned hotels
- Europe	27.1	25.6	200.0	212.7
- North America	38.2	38.7	148.1	142.6
- Rest of world	37.6	39.6	124.4	142.7
Total owned hotels	102.9	103.9	472.5	498.0
Part-owned / managed hotels	2.4	1.8	5.0	6.0
Total hotels	105.3	105.7	477.5	504.0

Owned trains & cruises	16.4	16.8	65.5	74.3
Part-owned / managed trains	4.7	4.4	18.9	16.2
Total trains & cruises	21.1	21.2	84.4	90.5

Total (1)	126.4	126.9	561.9	594.5

Analysis of earnings

Owned hotels
- Europe	2.4	(0.5)	65.4	62.8
- North America	8.4	8.1	31.6	24.0
- Rest of world	12.7	11.6	31.3	36.5
Total owned hotels	23.5	19.2	128.3	123.3
Part-owned / managed hotels	2.1	1.7	4.1	5.2
Total hotels	25.6	20.9	132.4	128.5

Owned trains & cruises	2.5	3.1	6.7	7.3
Part-owned / managed trains	4.7	4.4	18.9	16.2
Total trains & cruises	7.2	7.5	25.6	23.5

Central overheads	(6.5)	(6.0)	(33.7)	(27.1)
Share-based compensation	(1.9)	(2.3)	(6.7)	(7.9)
Central marketing costs	(2.1)	(2.3)	(5.5)	(4.7)
EBITDA before gain on disposal and impairment	22.3	17.8	112.1	112.3
Gain on disposal of property, plant and equipment	0.2	0.2	20.3	4.1
Impairment of goodwill	—	(1.2)	(9.8)	(1.2)
EBITDA	22.5	16.8	122.6	115.2
Depreciation & amortization	(13.3)	(15.1)	(50.5)	(52.0)
Loss on extinguishment of debt	—	—	—	(14.5)
Other income	—	1.3	—	1.3
Interest	(7.7)	(9.8)	(31.2)	(35.5)
Foreign currency, net	(1.5)	2.5	(5.0)	2.3
Earnings / (losses) before tax	—	(4.3)	35.9	16.8
Tax	1.4	3.5	(18.5)	(14.8)
Net earnings / (losses) from continuing operations	1.4	(0.8)	17.4	2.0
Discontinued operations	(0.9)	(1.1)	(1.5)	(3.8)
Net earnings / (losses)	0.5	(1.9)	15.9	(1.8)
Net losses / (earnings) attributable to non-controlling interests	(0.1)	(0.2)	0.4	(0.1)
Net earnings / (losses) attributable to Belmond Ltd.	0.4	(2.1)	16.3	(1.9)

Net earnings / (losses) per common share attributable to Belmond Ltd.	0.00	(0.02)	0.16	(0.02)
Weighted average number of shares – millions	102.08	103.97	103.16	103.84

(1) Comprised of revenue of $122.7 million (2014 - $124.0 million) and earnings from unconsolidated companies of $3.7 million (2014 - $2.9 million) for the three months ended December 31, 2015, and revenue of $551.4 million (2014 - $585.7 million) and earnings from unconsolidated companies of $10.5 million (2014 - $8.8 million) for the year ended December 31, 2015.

BELMOND LTD.
SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014

Room Nights Available
Europe	58,908	58,675	273,052	272,097
North America	62,904	62,987	255,216	262,562
Rest of world	94,112	94,484	371,207	374,855
Worldwide	215,924	216,146	899,475	909,514

Rooms Nights Sold
Europe	32,450	27,737	169,371	152,369
North America	39,803	41,683	171,828	171,967
Rest of world	60,486	56,894	211,059	208,106
Worldwide	132,739	126,314	552,258	532,442

Occupancy
Europe	55%	47%	62%	56%
North America	63%	66%	67%	65%
Rest of world	64%	60%	57%	56%
Worldwide	61%	58%	61%	59%

ADR (in U.S. dollars)
Europe	429	421	689	783
North America	441	447	429	425
Rest of world	360	393	356	413
Worldwide	401	417	481	523

RevPAR (in U.S. dollars)
Europe	236	199	427	439
North America	279	296	289	278
Rest of world	231	236	202	229
Worldwide	247	244	295	306

Same Store RevPAR (in U.S. dollars) (1)
Europe	236	199	427	439
North America	279	296	289	283
Rest of world	231	236	200	233
Worldwide	247	243	297	312

Same Store RevPAR (% change)	U.S. dollar	Constant currency	U.S. dollar	Constant currency
Europe	19%	16%	(3)%	19%
North America	(6)%	(5)%	2%	3%
Rest of world	(2)%	25%	(14)%	9%
Worldwide	2%	11%	(5)%	11%

(1) Same store RevPAR for the three months ended December 31, 2015 excludes the operations of Belmond Eagle Island Lodge. Same store RevPAR for the year ended December 31, 2015 excludes the operations of Inn at Perry Cabin by Belmond, St. Michaels, Maryland, Belmond Miraflores Park, Lima, Peru and Belmond Eagle Island Lodge.

BELMOND LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

$ millions	December 31,	December 31,
	2015	2014

Assets
Cash	135.6	135.1
Restricted cash	2.6	1.9
Accounts receivable	27.1	30.3
Due from unconsolidated companies	12.1	15.9
Prepaid expenses and other	13.3	17.8
Inventories	25.6	30.5
Total current assets	216.3	231.5

Property, plant & equipment, net of accumulated depreciation	1,078.4	1,168.8
Investments in unconsolidated companies	71.7	65.8
Goodwill	114.0	132.6
Other intangible assets	13.9	14.0
Other assets	15.2	42.5

Total assets (1)	1,509.5	1,655.2

Liabilities and Equity
Accounts payable	15.8	24.9
Accrued liabilities	71.7	68.6
Deferred revenue	32.3	31.0
Current portion of long-term debt and capital leases	5.3	5.5
Total current liabilities	125.1	130.0

Long-term debt and obligations under capital leases	577.5	599.1
Deferred income taxes	123.9	134.1
Other liabilities	24.5	29.7

Total liabilities (2)	851.0	892.9

Shareholders’ equity	658.1	761.2
Non-controlling interests	0.4	1.1
Total equity	658.5	762.3

Total liabilities and equity	1,509.5	1,655.2

(1) Balance at December 31, 2015 includes $210.7 million (December 31, 2014 - $206.8 million) of assets of consolidated variable interest entities ("VIEs") that can only be used to settle obligations of the VIEs.

(2) Balance at December 31, 2015 includes $122.4 million (December 31, 2014 - $121.1 million) of liabilities of consolidated VIEs whose creditors have no recourse to Belmond Ltd.

BELMOND LTD.
RECONCILIATIONS AND ADJUSTMENTS
(Unaudited)

$ millions – except per share amounts	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014

EBITDA	22.5	16.8	122.6	115.2

Adjusting items:
Restructuring and other special items (1)	0.2	3.8	7.4	5.4
Gain on disposal of property, plant and equipment (2)	(0.2)	(0.2)	(20.3)	(4.1)
Impairment of goodwill	—	1.2	9.8	1.2

Total adjusted EBITDA	22.5	21.6	119.5	117.7

Reported net earnings / (losses) attributable to Belmond Ltd.	0.4	(2.1)	16.3	(1.9)
Net (earnings) / losses attributable to non-controlling interests	(0.1)	(0.2)	0.4	(0.1)
Reported net earnings / (losses)	0.5	(1.9)	15.9	(1.8)
Discontinued operations net of tax	(0.9)	(1.1)	(1.5)	(3.8)
Net earnings / (losses) from continuing operations	1.4	(0.8)	17.4	2.0

Adjusting items, net of tax:
Restructuring and other special items (1)	0.1	2.8	5.8	4.3
Gain on disposal of property, plant and equipment (2)	(0.1)	(0.1)	(19.6)	(2.5)
Impairment of goodwill	—	1.2	9.8	1.2
Loss on extinguishment of debt	—	—	—	11.6
Accumulated depreciation adjustments	0.6	2.0	—	2.0
Release of contingent consideration (3)	—	(0.9)	—	(0.9)
Interest adjustments (4)	(0.4)	2.6	0.7	2.7
Foreign exchange (5)	1.2	(2.0)	4.2	(1.9)

Adjusted net earnings from continuing operations	2.8	4.8	18.3	18.5

Reported EPS	0.00	(0.02)	0.16	(0.02)
Reported EPS from continuing operations	0.01	(0.01)	0.17	0.02
Adjusted EPS from continuing operations	0.03	0.05	0.18	0.18
Weighted average number of shares (millions)	102.08	103.97	103.16	103.84

(1) Represents adjustments for restructuring, severance and redundancy costs, pre-opening costs and other items, net.
(2) Gain on sale of Hotel Ritz and on disposal of property, plant and equipment at Inn at Perry Cabin.
(3) Represents the release of contingent consideration initially recorded in relation to the 2010 acquisition of two hotels in Sicily, as the conditions for payment were not met in the required time frame.

(4) Represents adjustments to interest expense for litigation settlement costs, Italian withholding tax and write-off of unamortized debt issuance costs.
(5) Non-cash item arising from the translation of certain assets and liabilities denominated in currencies other than the functional currency.

BELMOND LTD.
RECONCILIATIONS AND ADJUSTMENTS
(Unaudited)

$ millions	Reported EBITDA	Restructuring and Other Special Items (1)	Gain on Disposal of Property, Plant and Equipment (2)	Impairment of Goodwill	Adjusted EBITDA

Three months ended December 31, 2015

Owned hotels:
- Europe	2.4	(0.4)	—	—	2.0
- North America	8.4	—	—	—	8.4
- Rest of world	12.7	—	—	—	12.7
Total owned hotels	23.5	(0.4)	—	—	23.1
Part-owned / managed hotels	2.1	—	—	—	2.1
Total hotels	25.6	(0.4)	—	—	25.2

Owned trains & cruises	2.5	0.1	—	—	2.6
Part-owned / managed trains	4.7	0.4	—	—	5.1
Total trains & cruises	7.2	0.5	—	—	7.7

Central overheads	(6.5)	—	—	—	(6.5)
Share-based compensation	(1.9)	(0.2)	—	—	(2.1)
Central marketing costs	(2.1)	0.3	—	—	(1.8)
EBITDA before gain on disposal	22.3	0.2	—	—	22.5
Gain on disposal of property, plant and equipment	0.2	—	(0.2)	—	—
EBITDA	22.5	0.2	(0.2)	—	22.5

Three months ended December 31, 2014

Owned hotels:
- Europe	(0.5)	0.9	—	—	0.4
- North America	8.1	0.7	—	—	8.8
- Rest of world	11.6	0.9	—	—	12.5
Total owned hotels	19.2	2.5	—	—	21.7
Part-owned / managed hotels	1.7	0.1	—	—	1.8
Total hotels	20.9	2.6	—	—	23.5

Owned trains & cruises	3.1	0.1	—	—	3.2
Part-owned / managed trains	4.4	0.9	—	—	5.3
Total trains & cruises	7.5	1.0	—	—	8.5

Central overheads	(6.0)	0.2	—	—	(5.8)
Share-based compensation	(2.3)	—	—	—	(2.3)
Central marketing costs	(2.3)	—	—	—	(2.3)
EBITDA before gain on disposal and impairment	17.8	3.8	—	—	21.6
Gain on disposal of property, plant and equipment	0.2	—	(0.2)	—	—
Impairment of goodwill	(1.2)	—	—	1.2	—
EBITDA	16.8	3.8	(0.2)	1.2	21.6

(1) Represents adjustments for restructuring, severance and redundancy costs, pre-opening costs and other items, net.
(2) Gain on sale on disposal of property, plant and equipment at Inn at Perry Cabin.

BELMOND LTD.
RECONCILIATIONS AND ADJUSTMENTS
(Unaudited)

$ millions	Reported EBITDA	Restructuring and Other Special Items (1)	Gain on Disposal of Property, Plant and Equipment (2)	Impairment of Goodwill	Adjusted EBITDA

Year ended December 31, 2015

Owned hotels:
- Europe	65.4	1.0	—	—	66.4
- North America	31.6	0.2	—	—	31.8
- Rest of world	31.3	—	—	—	31.3
Total owned hotels	128.3	1.2	—	—	129.5
Part-owned / managed hotels	4.1	2.1	—	—	6.2
Total hotels	132.4	3.3	—	—	135.7

Owned trains & cruises	6.7	0.4	—	—	7.1
Part-owned / managed trains	18.9	1.0	—	—	19.9
Total trains & cruises	25.6	1.4	—	—	27.0

Central overheads	(33.7)	5.4	—	—	(28.3)
Share-based compensation	(6.7)	(3.0)	—	—	(9.7)
Central marketing costs	(5.5)	0.3	—	—	(5.2)
EBITDA before gain on disposal and impairment	112.1	7.4	—	—	119.5
Gain on disposal of property, plant and equipment	20.3	—	(20.3)	—	—
Impairment of goodwill	(9.8)	—	—	9.8	—
EBITDA	122.6	7.4	(20.3)	9.8	119.5

Year ended December 31, 2014

Owned hotels:
- Europe	62.8	1.0	—	—	63.8
- North America	24.0	0.8	—	—	24.8
- Rest of world	36.5	0.9	—	—	37.4
Total owned hotels	123.3	2.7	—	—	126.0
Part-owned / managed hotels	5.2	0.5	—	—	5.7
Total hotels	128.5	3.2	—	—	131.7

Owned trains & cruises	7.3	0.7	—	—	8.0
Part-owned / managed trains	16.2	0.9	—	—	17.1
Total trains & cruises	23.5	1.6	—	—	25.1

Central overheads	(27.1)	1.4	—	—	(25.7)
Share-based compensation	(7.9)	(0.8)	—	—	(8.7)
Central marketing costs	(4.7)	—	—	—	(4.7)
EBITDA before gain on disposal and impairment	112.3	5.4	—	—	117.7
Gain on disposal of property, plant and equipment	4.1	—	(4.1)	—	—
Impairment of goodwill	(1.2)	—	—	1.2	—
EBITDA	115.2	5.4	(4.1)	1.2	117.7

(1) Represents adjustments for restructuring, severance and redundancy costs, pre-opening costs and other items, net.
(2) Gain on sale of Hotel Ritz and on disposal of property, plant and equipment at Inn at Perry Cabin.

BELMOND LTD.
NET DEBT TO ADJUSTED EBITDA CALCULATION
(Unaudited)

$ millions - except ratios	Twelve months ended and as at
	December 31, 2015	December 31, 2014

Cash
Cash and cash equivalents	135.6	135.1
Restricted cash (including $0.7 million and $0.8 million classified within long-term other assets on the balance sheet for 2015 and 2014, respectively)	3.3	2.7

Total cash	138.9	137.8

Total debt
Current portion of long-term debt and capital leases	5.3	5.5
Long-term debt and obligations under capital leases (1)	577.5	599.1

Total debt	582.8	604.6

Net debt	443.9	466.8

Total adjusted EBITDA	119.5	117.7

Net debt / adjusted EBITDA	3.7x	4.0x

(1) In accordance with new accounting guidance adopted by the Company, starting with the fourth quarter of 2015, debt issuance costs are now classified as a reduction to debt rather than in other assets. Debt issuance costs were $11.7 million and $13.1 million at December 31, 2015 and December 31, 2014, respectively. Prior period amounts have been reclassified to reflect this change.

Conference Call
Belmond Ltd. will conduct a conference call on Thursday, February 25, 2016 at 10:00 a.m. EST (3:00 p.m. GMT). Participants may listen to a simultaneous webcast of the conference call by accessing the presentations and events section of the Company’s investor relations website at: investor.belmond.com/presentations-and-events.

Alternatively, participants may dial into the call by using any of the following telephone numbers: +1 866 966 9439 (U.S. toll free), +44 (0)145 255 5566 (standard international access) or 0800 694 0257 (U.K. free phone). The conference ID number is 38094209. A re-play of the conference call will be available by telephone until 1:00 p.m. EST on Wednesday, March 2, 2016 and can be accessed by calling +1 866 247 4222 (U.S. toll free), +44 (0)145 255 0000 (standard international access) or 0800 953 1533 (U.K. free phone). The conference ID number is 38094209. A re-play will also be available on the Company’s website: investor.belmond.com.

About Belmond Ltd.
Belmond (belmond.com) is a global collection of exceptional hotel and luxury travel adventures in some of the world’s most inspiring and enriching destinations. Established almost 40 years ago with the acquisition of Belmond Hotel Cipriani in Venice, its unique and distinctive portfolio now embraces 46 hotel, rail and river cruise experiences in many of the world’s most celebrated destinations. From city landmarks to intimate resorts, the collection includes Belmond Grand Hotel Europe, St. Petersburg; Belmond Copacabana Palace, Rio de Janeiro; Belmond Maroma Resort & Spa, Riviera Maya; and Belmond El Encanto, Santa Barbara. Belmond also encompasses safaris, seven luxury tourist trains, including the Venice Simplon-Orient-Express, and three river cruises. Belmond also operates ‘21’, one of New York’s most storied restaurants. Further information on the Company can be found at investor.belmond.com.

Use of Non-GAAP Financial Measures and Definitions
Management analyzes the operating performance of the Company on the basis of earnings before interest, foreign exchange, tax (including tax on unconsolidated companies), depreciation and amortization (EBITDA), and believes that EBITDA is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historical cost of assets. EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies. EBITDA does not represent net cash provided by operating, investing and financing activities under U.S. generally accepted accounting principles (U.S. GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under U.S. GAAP for purposes of evaluating operating performance.

Total adjusted EBITDA and adjusted net earnings / (losses) of the Company are non-GAAP financial measures and do not have any standardized meanings prescribed by U.S. GAAP. They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by U.S. GAAP. Management considers total adjusted EBITDA and adjusted net earnings / (losses) to be meaningful indicators of operations and uses them as measures to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item), disposals of assets or investments, and certain other items (some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company’s operations. Adjusted EBITDA and adjusted net earnings / (losses) are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the foregoing manner, the measures provide a consistent basis on which the performance of the Company can be assessed.

All references to constant currency represent a comparison between periods excluding the impact of foreign exchange movements. The Company calculates these amounts by translating prior-year results at current-year exchange rates. The Company analyzes certain key financial measures on a constant currency basis to better understand the underlying results and trends of the business without distortion from the effects of currency movements.

Cautionary Statements
This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding future revenue, earnings, RevPAR, EBITDA, statement of operations and cash flow outlook, investment plans, debt refinancings, asset sales, benefits of a new brand and similar matters that are not historical facts and therefore involve risks and uncertainties. These statements are based on management’s current expectations and beliefs regarding future developments, are not guarantees of performance and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause actual results, performance and achievements to differ from those express or implied in the forward-looking statements include, but are not limited to, those mentioned in the news release and oral presentations, future effects, if any, on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize expected hotel bookings and reservations and planned real estate sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing any future asset sales, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to obtain bank agreement to any future requested loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, possible challenges to the Company’s ownership of its brands, the Company’s reliance on technology systems, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments (including the evolving political situation in Ukraine and its impact on current and future demand), the threat or current transmission of epidemics, infectious diseases, and viruses, such as the Zika virus which may affect demand in South America, and possible challenges to the Company’s corporate governance structure. Further information regarding these and other factors that could cause management’s current expectations and beliefs not to be realized is included in the filings by the Company with the U.S. Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statement, whether due to new information, future events or otherwise.

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